Exhibit 99.1

Contacts:
Jeff Walraven	Tripp Sullivan
EVP & Chief Financial Officer	SCR Partners
(615) 627-4712	(615) 760-1104 TSullivan@scr-ir.com

MEDEQUITIES REALTY TRUST REPORTS FOURTH QUARTER 2016 RESULTS AND ANNOUNCES 2017 GUIDANCE

NASHVILLE, Tenn., February 27, 2017 – MedEquities Realty Trust, Inc. (NYSE: MRT) (the “Company”) today announced its consolidated financial results for the quarter ended December 31, 2016 and other recent developments. A comparison of the reported amounts per share for the fourth quarter of 2016 to prior periods has been affected by the completion of the Company’s initial public offering (the “IPO") as discussed below.

Highlights

•

Successfully executed the IPO in October 2016, selling 20,434,567 shares of common stock, including shares sold pursuant to the underwriters’ partial exercise of their over-allotment option, for total gross proceeds of $245.2 million.

•

Amended its secured credit facility, which, among other things, increased its size to $425 million through the addition of a five-year $125 million term loan, lowered facility borrowing costs and extended the maturity of the $300 million revolving credit facility to February 2021, providing substantial flexibility to its capital structure.

•

Completed a $12.5 million investment in an acute care surgical hospital in Houston, Texas in the form of a newly originated interest-only loan with an interest rate of 9.6% and an exclusive option to convert to fee-simple ownership as early as October 2017.

•

Reported results for the fourth quarter of 2016 attributable to common stockholders of a net loss of $(0.06) per common share; Funds from Operations (“FFO”) of $0.05 per diluted common share, which was reduced by the $6.3 million, or $0.21 per diluted common share, premium to redeem preferred stock upon completion of the IPO; and Adjusted FFO (“AFFO”) of $0.27 per diluted common share.

•	Declared a regular cash dividend of $0.21 per share for the fourth quarter of 2016.
•

The Company issued guidance for 2017 results attributable to common stockholders of net income of $0.60 to $0.64 per diluted common share; FFO of $1.07 to $1.13 per diluted common share; and AFFO of $1.09 to $1.15 per diluted common share.

John W. McRoberts, the Company’s Chief Executive Officer and Chairman, noted, “Our portfolio is performing well, and we are off to a solid start in 2017 with a new acute care hospital investment and a stronger, more flexible capital structure built to support additional growth. The guidance for 2017 reflects our confidence in executing on strategic priorities for asset growth, balance sheet management, portfolio quality and shareholder value as we focus on experienced operators that understand and are successfully reacting to the changing healthcare environment.”

Financial Results for the Fourth Quarter of 2016

The completion of the IPO in October 2016 provided the Company with a meaningfully different and simplified capital structure compared to prior periods.  The IPO net proceeds were used to redeem all outstanding preferred stock, including a $6.3 million redemption premium that reduced the Company’s fourth quarter operating results attributable to common stockholders, and pay down borrowings on the Company’s secured credit facility.

The Company believes the use of IPO proceeds and related higher share count, combined with the impact from the replacement of the tenant at Lakeway Hospital with Baylor Scott & White Health (“BSW Health”) effective September 1, 2016, makes year-over-year comparisons less meaningful, particularly on a per share basis.

Net loss attributable to common stockholders for the quarter ended December 31, 2016 was $(1.9) million, or $(0.06) per common share, compared with net income attributable to common stockholders of $1.5 million, or $0.13 per diluted common share, for the same period in 2015.  Consolidated total revenues for the quarter ended December 31, 2016 were $14.0 million, compared with $15.3 million for the same period in 2015.  The decrease in revenues is primarily related to a reduction of approximately $0.9 million in straight-line rent attributable to the operator change and new lease arrangement with BSW Health at Lakeway Hospital that was effective September 1, 2016 and approximately $0.2 million in additional amortization of certain lease intangibles.  The fourth quarter of 2015 included approximately $0.2 million of the remaining mortgage origination fee recognized upon conversion of the mortgage note receivable secured by the in-patient rehabilitation facility in Amarillo, Texas to fee simple ownership of the facility.

FFO for the quarter ended December 31, 2016 was $1.6 million, or $0.05 per diluted common share, compared with $5.3 million, or $0.49 per diluted common share, for the same period in 2015. The decrease was due to the $6.3 million premium to redeem preferred stock upon completion of the IPO. FFO was positively impacted by increases from lower preferred dividends of approximately $2.4 million and lower interest of $1.3 million, partially offset by lower total rental revenue, net of noncontrolling interest portion, of approximately $0.7 million and $0.3 million in higher general and administrative expenses.

AFFO for the quarter ended December 31, 2016 increased 61.4% to $8.1 million, or $0.27 per diluted common share, compared with $5.1 million, or $0.46 per diluted share, for the same period in 2015, as a result of lower cash interest expense of approximately $1.0 million and lower preferred stock dividends of approximately $2.4 million, offset by higher cash general and administrative expenses of approximately $0.3 million.

Initial Public Offering

On October 4, 2016, the Company completed the IPO in which the Company issued 19,000,000 shares and, on October 28, 2016, issued an additional 1,434,567 shares pursuant to the underwriters’ partial exercise of their over-allotment option. The Company used the net proceeds from the IPO as follows:

•	Approximately $131.3 million to redeem all of the outstanding shares of the Company’s 7.875% Series B Redeemable Cumulative Preferred Stock;
•	Approximately $94.8 million to repay amounts outstanding under the secured credit facility; and
•	Approximately $0.1 million to redeem all of the outstanding shares of the Company’s 12.5% Series A Preferred Stock.

Secured Revolving Credit Facility

In February 2017, the Company closed on a new $425 million secured credit facility.  The amended and restated credit agreement provides for a $300 million secured revolving credit facility and a $125 million secured term loan. The amended credit facility replaced a $300 million secured revolving credit facility, which was scheduled to mature in November 2017.

Amounts outstanding under the amended credit facility bear interest at LIBOR plus a margin between 1.75% and 3.00%, depending on the Company’s leverage, for both the revolving credit facility and the term loan. The revolving credit facility matures in February 2021, with one 12-month extension option, and the term loan matures in February 2022. The credit facility has an accordion feature that allows the total borrowing capacity under the credit facility to be increased to up to $700 million, including the ability to add and fund a second term loan, subject to certain conditions, including obtaining additional commitments from one or more lenders. The Company has also entered into interest rate swap agreements, effective April 10, 2017, on the full notional amount of the term loan.  The Company’s forecasted all-in interest rate under the term loan is currently 3.59% and is comprised of the fixed 1.84% swap rate plus the margin under the credit facility of 1.75% based on current leverage. The new facility includes the ability to convert to an unsecured basis once minimum asset and borrowing base targets are achieved as well as certain other conditions.

At closing of the amended facility, the Company borrowed $31.5 million under the secured revolving credit facility and $125 million under the secured term loan to repay, in full, all outstanding amounts due under the prior facility. Based on the current borrowing base assets, the Company had approximately $101 million of available borrowing capacity under the revolving credit facility.

Investments

As of December 31, 2016, the Company had gross real estate investments totaling approximately $504.9 million, which was comprised of $494.9 million in 24 healthcare facilities and $10.0 million in one mortgage note receivable collateralized by healthcare-related real estate.

2017 Investment Activity

As previously announced, the Company made a $12.5 million investment in Advanced Diagnostics Hospital East, an acute care surgical hospital in Houston, Texas. The investment is in the form of a newly originated interest-only loan with an interest rate of 9.6% and secured by a first mortgage on the hospital. Beginning on October 1, 2017, the Company will have the exclusive option to purchase the hospital for $12.5 million pursuant to a 15-year triple-net lease at an initial annual lease rate of 9.6% with annual escalators. During the term of the lease, the Company will have the right of first refusal to acquire and/or the option to fund any new medical facility development involving the hospital or its management team. The interest-only loan matures in the first quarter of 2018, with automatic extensions until September 30, 2019 if the Company does not exercise its purchase option prior to maturity.

Quarterly Distributions to Common Stockholders

On January 3, 2017, the Company’s Board of Directors declared a cash dividend of $0.21 per share for the fourth quarter of 2016. The dividend was paid on January 31, 2017 to stockholders of record as of January 17, 2017.

Guidance for 2017

The Company has established the following guidance ranges for the year ending December 31, 2017: net income attributable to common stockholders in a range of $0.60 to $0.64 per diluted common share; FFO in a range of $1.07 to $1.13 per diluted common share; and AFFO in a range of $1.09 to $1.15 per diluted common share.

A reconciliation of projected net income attributable to common stockholders per diluted share to projected FFO and AFFO per diluted share is provided as follows:

	Full Year
	2017 Range
	Low	High
Net income attributable to common stockholders	$0.60	$0.64
Add: Real estate depreciation & amortization, net of noncontrolling interest (1)	0.47	0.49
FFO attributable to common stockholders	1.07	1.13
Stock-based compensation expense	0.11	0.11
Deferred financing costs amortization	0.03	0.03
Straight-line rental income, net of noncontrolling interest (2)	(0.14)	(0.14)
Other adjustments (3)	0.02	0.02
AFFO attributable to common stockholders	$1.09	$1.15

______________________________

(1) Includes $0.04 to $0.06 of real estate depreciation related to $150 million of assumed acquisitions.

(2) Includes $(0.02) of straight-line rental income related to $150 million of assumed acquisitions.

(3) Includes adjustments for non-real estate depreciation, straight line rent expense and estimated expenditures at the Company’s medical office building.

The Company’s guidance for 2017 is based on the following assumptions:

•	Cash general and administrative expenses of $8.7 million to $9.0 million
•	Acquisitions of $150 million with initial cash yields of 8.50% to 9.00%, all funded under our existing revolving credit facility
•

Approximate per share impact of the $150 million of acquisitions to net income, FFO and AFFO of $0.05 to $0.08, $0.09 to $0.14 and $0.07 to $0.12, respectively, which depends on the timing of acquisitions

•	Interest expense of approximately $8.6 million to $9.1 million, including approximately $1.0 million in amortization of deferred financing costs
•	Weighted average diluted share count of 31.76 million

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, on February 28, 2017 at 10:00 a.m. Central Time. The number to call for this interactive teleconference is (412) 542-4116. A replay of the call will be available through March 7, 2017 by dialing (412) 317-0088 and entering the replay access code, 10100640.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.medequities.com. The online replay will be available approximately one hour after the end of the call and archived for approximately twelve months.

About MedEquities Realty Trust, Inc.

MedEquities Realty Trust (NYSE: MRT) is a self-managed and self-administered real estate investment trust that invests in a diversified mix of healthcare properties and healthcare-related real estate debt investments. The Company’s management team has extensive industry experience in acquiring, owning, developing, financing, operating, leasing and monetizing many types of healthcare properties and portfolios. MedEquities’ strategy is to become an integral capital partner with high-quality and growth-oriented facility-based providers of healthcare services on a nationwide basis, primarily through net-leased real estate investment. For more information, please visit www.medequities.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. These forward-looking statements include information about the Company’s 2017 guidance and related assumptions, strategic plans and objectives, potential property acquisitions and investments, anticipated capital expenditures (and access to capital), amounts of anticipated cash distributions to our stockholders in the future and other matters. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” and variations of these words and other similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and/or could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.  Forward-looking statements involve inherent uncertainty and may ultimately prove to be incorrect or false. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2017, and other documents filed by the Company with the SEC. You are cautioned to not place undue reliance on forward-looking statements. Except as otherwise may be required by law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or actual operating results.

MedEquities Realty Trust, Inc.
Consolidated Balance Sheets
(in thousands, except per share amounts)

	December 31, 2016	December 31, 2015

Assets
Real estate properties
Land	$39,584	$40,081
Building and improvements	440,927	458,930
Intangible lease assets	11,387	3,441
Furniture, fixtures, and equipment	2,976	2,401
Less accumulated depreciation and amortization	(26,052)	(11,172)
Total real estate properties, net	468,822	493,681

Mortgage notes receivable, net	9,915	9,909
Cash and cash equivalents	9,509	12,474
Other assets, net	31,507	27,603
Total Assets	$519,753	$543,667

Liabilities and Equity
Liabilities
Debt	$144,000	$247,400
Accounts payable and accrued liabilities	15,244	21,102
Deferred revenue	2,251	3,920
Total liabilities	161,495	272,422

Commitments and contingencies
Equity
Preferred stock, $0.01 par value. Authorized 50,000 shares; 0 and 125 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	-	1
Common stock, $0.01 par value. Authorized 400,000 shares; 31,757 and 11,233 issued and outstanding at December 31, 2016 and December 31, 2015, respectively	314	109
Additional paid in capital	372,615	273,740
Dividends declared	(40,951)	(19,876)
Retained earnings	23,774	12,724
Total MedEquities Realty Trust, Inc. stockholders' equity	355,752	266,698
Noncontrolling interest	2,506	4,547
Total equity	358,258	271,245
Total Liabilities and Equity	$519,753	$543,667

MedEquities Realty Trust, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
	(unaudited)	(unaudited)
Revenues
Rental income	$13,769	$14,929	$48,330	$41,484
Interest on mortgage notes receivable	232	398	921	2,717
Interest on notes receivable	9	10	45	237
Total revenues	14,010	15,337	49,296	44,438
Expenses
Depreciation and amortization	3,618	4,010	14,323	9,969
Property related	297	332	1,303	1,205
Acquisition costs	-	9	488	417
Franchise, excise and other taxes	144	96	366	338
Bad debt expense	-	-	216	-
General and administrative	2,836	2,520	10,596	8,628
Total operating expenses	6,895	6,967	27,292	20,557
Operating income	7,115	8,370	22,004	23,881

Other income (expense)
Interest and other income	1	-	195	12
Interest expense	(1,740)	(3,006)	(10,883)	(7,163)
	(1,739)	(3,006)	(10,688)	(7,151)

Net income	$5,376	$5,364	$11,316	$16,730
Less: Preferred stock dividends	(6,366)	(2,465)	(13,760)	(7,835)
Less: Net income attributable to noncontrolling interest	(931)	(1,373)	(266)	(4,029)
Net income (loss) attributable to common stockholders	$(1,921)	$1,526	$(2,710)	$4,866

Net income (loss) attributable to common stockholders per share
Basic and diluted	$(0.06)	$0.13	$(0.18)	$0.42

Weighted average shares outstanding
Basic and diluted	30,363	10,953	15,838	10,948

Dividends declared per common share	$-	$0.30	$0.63	$0.85

Non-GAAP Financial Measures

We consider the following non-GAAP financial measures useful to investors as key supplemental measures of our performance: funds from operations attributable to common stockholders (“FFO”) and adjusted fund from operations attributable to common stockholders (“AFFO”).

Funds from Operations

FFO is a non-GAAP measure used by many investors and analysts that follow the real estate industry. FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), represents net income (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairments of real estate assets, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Noncontrolling interest amounts represent adjustments to reflect only our share of depreciation and amortization. We compute FFO in accordance with NAREIT’s definition, which may differ from the methodology for calculating FFO, or similarly titled measures, used by other companies.

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. We believe that the presentation of FFO provides useful information to investors regarding our operating performance by excluding the effect of real-estate related depreciation and amortization, gains or losses from sales for real estate, including impairments, extraordinary items and the portion of items related to unconsolidated entities, all of which are based on historical cost accounting, and that FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders.

Our calculation of FFO may not be comparable to measures calculated by other companies that do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. FFO should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

Adjusted Funds from Operations

AFFO is a non-GAAP measure used by many investors and analysts to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations.  To calculate AFFO, we further adjust FFO for certain items that are not added to net income in NAREIT’s definition of FFO, such as acquisition expenses, non-real estate-related depreciation and amortization (including amortization of lease incentives and tenant allowances), stock-based compensation expenses, and any other non-comparable or non-operating items, that do not relate to the operating performance of our properties.  To calculate AFFO, we also adjust FFO to remove the effect of straight-line rent revenue, which represents the recognition of net unbilled rental income expected to be collected in future periods of a lease agreement that exceeds the actual contractual rent due periodically from tenants for their use of the leased real estate under each lease. Noncontrolling interest amounts represent adjustments to reflect only our share of straight line rent revenue.

Our calculation of AFFO may differ from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. AFFO should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

MedEquities Realty Trust, Inc.
Reconciliations of FFO and AFFO
(in thousands, except per share amounts)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Net income (loss) attributable to common stockholders	$(1,921)	$1,526	$(2,710)	$4,866
Real estate depreciation and amortization, net of noncontrolling interest	3,536	3,802	14,123	9,313
FFO attributable to common stockholders	1,615	5,328	11,413	14,179
Acquisition costs on completed acquisitions	-	10	18	108
Stock-based compensation expense	628	632	2,555	1,795
Deferred financing costs amortization	428	744	2,466	2,084
Non-real estate depreciation and amortization	151	17	307	49
Mortgage closing fee recognized upon acquisition of real estate	-	(167)	-	(167)
Preferred stock redemption premium paid upon completion of the IPO	6,256	-	6,256	-
Surety bond fee	-	-	(188)	-
Straight-line rent expense	41	43	165	171
Straight-line rent revenue, net of noncontrolling interest	(982)	(1,564)	278	(5,800)
AFFO attributable to common stockholders	$8,137	$5,043	$23,270	$12,419

Weighted average shares outstanding- earnings per share
Basic	30,363	10,953	15,838	10,948
Diluted	30,363	10,953	15,838	10,948

Net income (loss) attributable to common stockholders per share
Basic and diluted	$(0.06)	$0.13	$(0.18)	$0.42

Weighted average common shares outstanding- FFO and AFFO
Basic	30,363	10,953	15,838	10,948
Diluted	30,447	11,029	15,921	10,992

FFO per common share
Basic	$0.05	$0.49	$0.72	$1.30
Diluted	$0.05	$0.48	$0.72	$1.29

AFFO per common share
Basic	$0.27	$0.46	$1.47	$1.13
Diluted	$0.27	$0.46	$1.46	$1.13